Exhibit 10.2

THIS AGREEMENT takes effect on and from September 2007 and is made between:-

(1)	CAPITAL MARKETS TECHNOLOGIES, INC (“CMT”) a corporation organised and existing under the laws of the State of Illinois with its main place of business at 2000 South Michigan Suite 21000 Chicago, Illinois 60604; and

(2)	CRAIG ANDREW KIRKPATRICK-WHITBY (“CKW”) of 10 Dault Road, London SW18 and DEREK ADLER (“DA”) of 1 The Deli, Bishopsgate Road, Englefield Green, Surrey TW 20 OXY; and

(3)	IBASE SOLUTIONS LIMITED (“the Company”) a company incorporated in England with registered number 6294261 having its registered office at Collins House, 32-38 Station Road, Gerrards Cross, Bucks SL9 8EL

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales under the Companies Act 1985.

(B)	At the date hereof the authorised share capital of the Company is £1000 divided into 10,000 shares of 10p each, of which ten (10) shares of 10p have been subscribed for.

(C)	The Parties wish to enter into this Agreement to record arrangements amongst themselves pursuant to which they will subscribe for Shares in the Company and to regulate their relationship as shareholders of and with the Company all on the terms contained herein.

OPERATIVE PROVISIONS

1. Interpretation

1.1 Definitions

In this Agreement the under listed words and expressions shall have the following meanings:-

“Acceptance Period”	means, in the case of a transfer notice served or deemed served pursuant to clause 12.10 or 14.1, the period of 28 days from the date of service of that notice or, if longer, the period of 14 days following the receipt by the Company of the Accountant’s Certificate;

“ Accountant”	means an independent Chartered Accountant experienced in valuing private companies and nominated in writing by all of the Shareholders or, in case of disagreement, at the request of any Shareholder by the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Accountant’s Certificate”	means the certificate of the Accountant as to the Certified Value given pursuant to clause 15.2;

“Application”	means a software application to be created pursuant to a specification set out in a production contract to be entered into with St8us Limited trading as Exact St8us which, it is intended, will be the basis for the operation of the Utility;

“Articles”	means the Company’s Articles of Association for the time being;

“Board”	means the Directors of the Company (of whom there shall be not more than three unless CKW and CMT otherwise mutually agree) present at a meeting of the board of Directors or of a committee of Directors duly convened and held or otherwise acting as a board in accordance with the Articies;

“business day”	means any day on which banks are open for business in London for the transaction of all normal banking business;

“CMT Loans”	means all loans (including outstanding interest thereon) made by CMT (whether before or after the date of this Agreement) to fund the Project as provided in clause 6 and subsequent loans made to the Company in accordance with the terms of this Agreement by CMT (or any of its associated companies) or by a third party relying on any guarantee or other security offered by CMT;

“connected persons”	has the meaning given in s.286 of the Taxation of Chargeable Gains Act 1992;

“controlling interest”	means one or more shareholdings of connected persons together giving a majority of voting rights in a company;

“Default Event”	means in relation to the Company all or any of the following:

(a) ceasing to carry on business or being deemed unable to pay its debts within the meaning of s.123 Insolvency Act 1986;

(b) a petition being presented (and not being discharged within 28 days) or a resolution being passed or an Order made for the administration or the winding-up or dissolution of the Company;

(c) the failure to repay any principal or pay any interest within 14 days after the due date for payment;

“Directors”	means the duly appointed directors of the Company from time to time and “Director” means any such director;

“Effective Date”	means the effective date of this Agreement as stated at the top of this document;

“Family Trust”	means a Trust under which the prospective beneficiaries named therein include only the relevant Shareholder and/or any of his immediate family (being spouse, civil partner, sibling, child (including step- and adopted children) and grandchildren;

“majority”	means, where used in relation to Shareholders, a majority in terms of voting rights at general meetings of the Company, being either a straight majority or, where a particular percentage is specified, at least that percentage of voting rights attaching to the class of Shares in question;

“in agreed terms”	means in a form agreed between the relevant Parties or their respective legal advisers and initialled for purposes of identification;

“IPR”	means and includes all trade marks, service marks, trade and business names, rights in designs, patents, copyright (including, without limitation, copyright in computer software) database rights, moral rights and rights in know-how (including without limitation trade secrets, recipes, formulae, research data, manufacturing processes and technology) and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

“Loan Advancement Date”	means 1st days of September, October and November 2007 and 1st January 2008;

“Party”	means a signatory to this Agreement and any other person subsequently signing a Deed of Adherence hereto and “Parties” shall be construed accordingly;

“Private Shareholders”	means CKW and DA and any other person subsequently becoming a Party in that capacity;

“Purchase Notice”	means a notice to purchase Shares given pursuant to clause 12.5 or deemed to have been given pursuant to clause 14.3;

“Project”	means the agreed project to be undertaken by the Company being the development and exploitation of the Utility;

“Resource”	means the finance and management resource necessary to bring the Utility to market;

“Sale Shares”	means any Shares offered for sale pursuant to the provisions of clauses 12, 13 or 14;

“Service Contract”	means an employment contract in agreed terms pursuant to which CKW will be employed by the Company;

“Share(s)”	means ordinary shares of whatever class in the capital of the Company having the rights set out in the Articles and ‘A’ Shares and ‘B’ Shares shall mean Shares of the designated class to which are attached the respective rights set out in the Articles;

“Shareholder”	means a shareholder in the Company (where designated, of the relevant class of Shares) and initially any or all of CMT, CKW and DA and “Shareholders” means all such parties;

“Shareholding”	means a Party’s beneficially-owned shareholding of whatever nature from time to time in the Company, including any Shares acquired from another Shareholder during the term of this Agreement;

“Utility”	means a centrally run, web-accessed, rules-driven process automation solution for entry and matching of any claim between market counterparties designed primarily for use in the financial services sector.

1.2	Reference in this Agreement to:-

1.2.1	a clause is a reference to a clause in this Agreement;

1.2.2	the singular shall include the plural, to any item or other matter shall include any part thereof and vice versa in each case; gender references are non-specific;

1.2.3	“including” and “in particular” shall be construed as not limiting any general words or expressions in conjunction with which either of those expressions is used;

1.2.4	legislative provisions shall be taken to include, where appropriate, any associated regulations and those provisions and regulations as from time to time amended and re-enacted, whether before or after the date hereof;

1.2.5	“subsidiary” when used in conjunction with reference to a company shall have the meaning set out in s.736 Companies Act 1985.

1.3	Clause headings are for ease of reference only and shall not affect the meaning of any provision of this Agreement.

2.	Objectives and Structure of the Company

2.1	The Company has been incorporated for the principal purpose of carrying forward the Project in accordance with the provisions of this Agreement, as the same may be varied by mutual agreement between the Parties from time to time.

2.2	With the objective of providing further assurance as to their commitment to ensuring the success of the Project, the Parties mutually undertake and agree that:

2.1.1	there shall be no material change in the nature or scope of the Company’s business except with the consent of all Shareholders;

2.1.2	they shall at all times act in good faith towards each other in fulfilment of their expectations and obligations hereunder and in relation to the Company, acknowledging that none of them will act or cause or permit any action to be taken that is contrary to the best interests of the Company;

2.1.3	they shall co-operate with each other and execute and deliver such instruments and documents and take such other actions as may be reasonably necessary from time to time in order to carry out, evidence and confirm their respective rights and the intended purpose of this Agreement.

3.	Completion

3.1	Immediately after signing this Agreement, the Parties shall, so far as they are each able, take or procure the following steps in the following order:

3.1.1	the allotment to the Shareholders of:

3.1.1.1	1090 ‘A’ Shares to CMT, in addition to the 10 subscriber’s shares already held by it;

3.1.1.2	900 ‘B’ Shares to the Private Shareholders in the following proportions:

to CKW	-	711	‘B’ Shares
to DA	-	189	‘B’ Shares

in each case on payment at par of the relevant subscription moneys;

3.1.2	the appointment of CKW to the Board, in addition to William Haydn Peters (already appointed as nominee of CMT);

3.1.3	the signing by the Company and CKW of the Service Contract;

3.1.4	the appointment of Roger Horstead as Company Secretary;

3.2	Each of the Parties hereby waives any rights of pre-emption or similar in relation to the Shares that may exist under the Articles or otherwise and by signing this Agreement the Parties confirm their acceptance of the allotment of Shares anticipated by Clause 3.1.1.

3.3	The Parties agree that further ‘B’ Shares may be issued from time to time to any person whose role (whether as employee, consultant or otherwise) in the unanimous opinion of the Directors may reasonably be regarded as important in the Company’s business or as part of an employee share option scheme provided always:-

3.3.1	that no more than 105 ‘B’ Shares in aggregate may be issued pursuant to this Clause without an 80% majority of the Shareholders; and

3.3.2	that all such ‘B’ Shares shall only be issued and allotted on terms accepted in writing by the allottee (a) that he enters into a deed of adherence agreeing to be bound by the terms of this Agreement and (b) that, in the case of an employee or consultant working for the Company if he ceases at any time to be remunerated by the Company (otherwise than in the case of long-term illness or, with prior Board approval, if taking sabbatical leave, when this provision shall not apply) then all Shares held by that allottee shall be offered back to the Company or to the other Shareholders (as the Board shall determine), in the case of anyone whose employment is lawfully terminated by the Company on the ground of misconduct at the lower of par and the price certified by the Accountant in accordance with the provisions of clause 15 or, in any other case, at the said price certified by the Accountant.

4.	Company Management

4.1	The day to day operation of the Company shall be carried out in accordance with decisions of the Board, control of which will at all times rest with CMT, which shall have the right to appoint, remove and maintain not less than two Directors (including the Chairman of the Board), with CKW (so long as he remains a Shareholder) being entitled to appoint, remove and maintain one Director, initially himself but subject to prior Board approval (not to be unreasonably withheld or delayed) his nominee. Any appointment or removal of a director pursuant to this clause may be effected immediately by the appointor giving written notice of the same to the Company and to the other Shareholders, but in the case of appointment by CKW only after such Board approval has been obtained.

4.2	The day to day development and operation of the Project shall be carried on through the Company.

4.3	During the term of this Agreement the Parties will procure that:-

4.3.1	the Company keeps proper records, statutory books and books of accounts;

4.3.2	the Company carries on and conducts its affairs in a proper and efficient manner;

4.3.3	the Company insures and keeps insured such of its assets as are of an insurable nature and will maintain adequate cover against risks which are usually insured by companies carrying on similar businesses (including Directors’ and Officers’ liability insurance and, if appropriate, professional indemnity cover);

4.3.4	Board meetings of the Company are held in accordance with a schedule agreed from time to time by the Board (being at intervals of no more than three months unless all Directors so agree) and convened in accordance with the provisions of Clause 4.4;

4.3.5	for each financial year, budgets are prepared and submitted to the Board at least 3 months before the end of the Company’s current financial year,

4.4	Unless all the Directors otherwise agree, at least 5 clear business days’ notice will be given of any Board meeting, together with a synopsis of matters to be discussed at the same. The initial quorum for a Board meeting shall be two Directors of whom one shall be CMT’s nominee and one of whom shall be CKW or his nominee (or his duly appointed alternate). If such a quorum is not present, either in person or by such other means permitted by the Articles, within 30 minutes after the time appointed for the meeting, it shall be adjourned for the same place and time 14 days’ later (or to such other place and time as the Directors unanimously agree), at which time any two Directors present, either in person or by other means as above, shall be a quorum.

4.5	Any Director shall by giving written notice to the Company and to each other Director be entitled to convene a Board meeting.

4.6	Unless otherwise agreed by all Directors, minutes of each Board meeting will be sent to each Director as soon as practicable after the holding of the relevant meeting and in any event within 21 days.

5.	CKW’s role

5.1	CKW’s principal responsibility shall be to oversee the development of the Application with a view to ensuring that it is in line with the specification for the Utility as agreed between CKW and CMT and, together with CMT, to promote the marketing of the Utility such that the Company becomes self-funding at the earliest opportunity.

5.2	In carrying out the role referred to in clause 5.1, CKW will use all his experience of back office operations in the financial services sector in general and of ASP exception systems in particular to ensure that the Application is built with a ‘look and feel’ and functionality that meets specifications discussed and agreed between CKW and CMT.

6.	Set-up and Initial Associated Capital and Operational Costs

6.1	CMT shall make Resource available to the Company on the terms set out in this clause as required from time to time.

6.2	The Parties have agreed that the sum of £300,000 (GBP three hundred thousand) will be made available by CMT to be paid by four instalments each of £75,000 made (unless mutually agreed otherwise) on the Loan Advancement Dates and in each case deposited in an interest bearing deposit account in a bank account in the name of the Company and which may be drawn down against an agreed budget and cash-flow projection, to be used primarily;

6.2.1	to make a payment of £15,000 to CKW on Completion in recognition of the introduction of the Project by CKW to the Company;

6.2.2	to pay for the development of the Application;

6.2.3	to fund CKW’s salary as provided for in the Service Contract;

6.2.4	generally to fund the building of the necessary infrastructure as the Company gears up as an operating business.

6.3	If CMT is in breach of its obligation to make an instalment payment as provided in clause 6.2 and fails to remedy that breach within 14 days thereafter then, in addition to any other rights that the Company may have under the terms of this Agreement in relation to such a breach, CKW shall have the right (but not the obligation) to require CMT to transfer at par its Shareholding to CKW or as he directs. Any such requirement shall be notified to CMT and the Company by CKW within 30 days following the relevant Loan Advancement Date and the resultant transfer of CMT’s Shareholding shall be completed within a further 30 days following service of that notice, failing which CKW’s right to require the transfer of CMT’s Shareholding on this occasion shall fall away.

6.4	If the Board considers there is a requirement for funding in advance of any Loan Advancement Date, it shall give to CMT not less than 14 days’ notice of that requirement which, subject to being assured of the commercial justification for the same, CMT shall use all reasonable endeavours to meet.

6.5	All sums provided by CMT pursuant to clause 6.2 shall be by way of loan from CMT to the Company, bearing interest from the date of advance until the date of repayment in cleared funds at CMT’s normal borrowing rate. In the absence of a Default Event occurring, the CMT Loans shall be repayable only when the Company becomes revenue producing through subscriptions of customers to the Utility, at which time the Board will agree with CMT a reasonable repayment schedule for the CMT Loans.

6.6	Any management and administration support provided to the Company by CMT at the Board’s request and with its approval shall be charged to the Company at cost by CMT but shall not be repayable unless and until the Company has become revenue producing and subject always to its overall working capital requirement.

7.	Additional Finance

7.1	It is agreed that the prime objective of the Parties and of the Company shall be to arrive at a position at the earliest opportunity where subscriptions by customers to the Utility make the Company self-funding. It is acknowledged, however, that there is no guarantee that sufficient revenue streams will be generated sufficiently quickly and that further development capital may be required.

7.2	Any additional funding requirements, either by way of working capital or for specific capital expenses, shall be raised from such source(s), by such means and on such terms as the Board resolves, it being acknowledged that there is no further obligation on CMT or any other Shareholder to provide any such further funds as may be required beyond those referred to in clause 6.2.

7.3	It is agreed between the Parties that if CMT or any other Shareholder were to decide that it or they should provide further funding as necessary, then unless otherwise unanimously agreed between the Parties, this further injection of funds will not change the equity structure of the Company and that other financial instruments such as loans may be used for this purpose, as approved by the Board.

7.4	In the event that there is a requirement for further funding for the Company and if CMT is unable or unwilling to provide or procure the provision from a third party of such funding on terms reasonably acceptable to the Board within two months of receiving a written approach in this respect from the Board then CKW shall have the option to purchase all of CMT’s Shareholding in consideration of the payment by CKW to CMT of a sum equivalent to CMT’s full investment in the Company (whether by subscription or loans and including for the avoidance of doubt annualised interest on the cost of such funds to CMT). Such option must be exercised by CKW giving written notice to that effect within the period of two (2) months following CMT having notified CKW that it is unwilling or unable to make any such further investment as may be required and the purchase of CMT’s Shareholding shall be completed within 28 days thereafter (or such other extended period as CKW and CMT may agree).

7.5	If CKW is unwilling or unable to purchase CMT’s Shareholding as provided in clause 7.4 but CMT and CKW unanimously decide that they should seek further capital investment for the Company, then all Shareholders agree to look for third-party investment into the Company with the understanding that there may be dilution of their respective Shareholdings if a third party investor is secured who is willing to invest in the Company.

8.	Dividends

8.1	Unless the Parties otherwise unanimously agree there shall be no dividend payments made until the CMT Loans have been repaid in full.

8.2	Subject always to the provisions of clause 8.1, and except to the extent that any other compensatory payment (in addition to the sum of £15,000 referred to in clause 6.2.1 and all remuneration payable under the Service Contract) is made to CKW in recognition of his earlier contribution to the Project, dividend payments aggregating £245454 shall be made in respect of the ‘B’ Shares as a class in priority to any other dividend payments and only after payment of such dividends shall further dividends be declared and made on the basis that ‘A’ Shares and ‘B’ Shares are of the same class.

8.3	Subject always to the Board being satisfied as to the Company’s immediate and future cash flow requirements, it shall, if requested by a majority of the ‘B’ Shareholders, recommend for distribution by the Company by way of dividend to the Shareholders in respect of each 12 month accounting period (“the Dividend”) an amount equal to one half of the consolidated profit after tax of the Company for the relevant 12 month accounting period.

9.	Marketing and Publicity

9.1	The Board shall agree from time to time on advertising and marketing policy, strategy and budgets and shall work together to achieve the policy within agreed budgets and shall not market or otherwise advertise the Project except in accordance with previously agreed policies.

9.2	CMT acknowledges it has been introduced to State Street Bank and Trust Co and to HSBC Bank plc (“Target Customers”) who have each expressed an interest in subscribing for the Utility when its development is complete. CKW agrees to introduce representatives of CMT to other possible target customers and CMT agrees that its representatives will cooperate in such meetings with a view to promoting the Utility in all reasonable respects.

9.3	No announcement, oral or verbal, relating to the Project shall be made unless in accordance with guidelines agreed by the Board and in all other respects the terms of this Agreement and details of the Project shall be kept strictly confidential by the Parties.

10.	Protection of business interests

10.1	The Parties shall not during the term of this Agreement or at any time after the termination of the same for any reason (except in the proper course of their responsibilities on behalf of the Company or as required by law) divulge or disclose to any person whatsoever (other than professional advisers) or use for their own benefit or for the benefit of any other person or to the detriment of the Company any trade secret or confidential information concerning the Project or the business or finance of the Company or of its customers that may come to their knowledge in the course of their association with the Company.

For the purpose of this Clause, “trade secret” or “confidential information” shall include all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including, without limitation, any details of the current, projected and prospective financial or trading situations, promotional and marketing activities, businesses, customers, clients, business plans, strategies, forecasts, valuations, trade secrets, know-how and information technology) of the Company that is treated by the Company as confidential (or is marked, or is by its nature, confidential) and/or that has an intrinsic value to the Company or gives it an advantage over others that would be lost if the relevant knowledge or information became generally available or known to third parties.

10.2	Each of the Parties covenants and agrees with the other Parties that without prejudice to any other duty implied by law or equity it or he will not, without the prior written consent of the other Parties and whether as principal, agent, employee, consultant or in any other capacity so long as he or it retains a Shareholding and during the period of twenty-four months immediately following the disposal of that Shareholding and whether directly or indirectly:-

10.2.1	engage in any business activity that competes, directly or indirectly, with the Project or its commercial objectives;

10.2.2	canvass, solicit, endeavour to take or divert away from the Company the business of any person, concern, undertaking, firm or company who or which was an active prospective customer of the Company at the relevant time;

10.2.3	solicit, interfere with or endeavour to entice away from the Company any senior employee of or consultant to the Company;

10.2.4	interfere or seek to interfere with contractual or other trade relations between the Company and any of its suppliers in existence or under negotiation at any time during the relevant period.

10.3	For the purpose of this Clause 10:

10.3.1	‘active prospective customer’ means any person, concern, undertaking, firm or company who or which was in active negotiations or discussions with the Company at any time during the relevant period in relation to the Project and who had not terminated or given notice to terminate his, her or its relationship with the Company by a date at least one month prior to the end of the relevant period;

10.3.2	‘relevant period’ means the period of twelve months immediately preceding the date of the transfer of the relevant Party’s Shareholding.

10.4	The provisions of this clause 10 shall not apply to CKW in circumstances where, by any objective judgment, his association with the Company, whether as an employee or as a Shareholder, has been terminated against his will and otherwise than in circumstances where such action was reasonably justified by CMT as a consequence of CKW’s breach (not being an inconsequential breach) of his obligations to CMT and/or the Company, whether under this Agreement or the Service Contract.

11.	Intellectual Property Rights

11.1

The Parties are aware of a previous proposal (“the Previous Proposal”) to develop and market a claims matching software application through Claimonitor Limited (no. 05333704) (“Claimonitor) and in entering into this Agreement, CMT has in part relied on the factual findings set out in a Due Diligence Report prepared as at 6th June 2007 by B P Collins, Solicitors, acting on behalf of CMT, such that CKW:-

11.1.1	warrants to CMT the factual accuracy of those parts of that Due Diligence Report that are contained in the document attached to this Agreement as ‘Annexure A’;

11.1.2	undertakes, if requested, to defend and assist the Company to the extent reasonable and (except in the case of any claim or allegation that arises in circumstances that would place CKW in breach of the warranty given in clause 11.1.1) at the sole cost of the Company against any claim or allegation that the development of the Project infringes the IPR of Claimonitor or any third party.

11.2	The Parties acknowledge that all IPR associated with the Project and all and any research carried out by whatever Party, and whether before or after the date of this Agreement, in connection with the Project shall vest in and be the unencumbered property of the Company.

12.	Share transfers

12.1	The provisions of this clause 12 shall govern voluntary transfers of all or any part of a Shareholding.

12.2	CMT and CKW mutually acknowledge and agree that, except with the unanimous consent of the other of them or subject as provided in clause 12.3, no Shareholder shall be entitled to dispose of all or any of his Shareholding whilst an employee of the Company or being a director (or having the right to appoint a director) of the Company. For the purposes of this clause 12 “dispose” shall include sell, transfer, mortgage, pledge or otherwise divest oneself of the whole or any part of the beneficial interest in any relevant share or attempt so to do.

12.3	A Shareholder shall be entitled at any time to transfer all or part of his Shareholding, in the case of a natural person, to any member of his immediate family or to a Family Trust and in the case of a corporate Shareholder, to any subsidiary or associated company, provided always that prior to such transfer being registered the transferee shall enter into a deed of adherence by virtue of which he accepts to be bound by the terms of this Agreement as they have previously applied to the transferor,

12.4	Subject always to the provisions of clauses 12.2 and 12.3, any Shareholder wishing to transfer all or any of his Shareholding shall first serve a transfer notice on the Company, specifying the number of shares then offered for sale and the required price for the same and stating whether the transfer notice may be withdrawn in the event that not all of the Sale Shares are then sold. In the case of a deemed transfer notice, the Sale Shares shall be valued by the Accountant in accordance with clause 15 and that notice shall not be revocable otherwise than with the consent of all other Shareholders.

12.4	A transfer notice shall constitute the Company as the agent of the proposing transferor for the sale of the Sale Shares and, save as provided in clause 12.7, shall be irrevocable without the consent of the other Shareholders.

12.5	Within 5 business days after the receipt by the Company of a transfer notice, the Board shall circulate all other Shareholders (other than the proposing transferor) with details of the Sale Shares, and first inviting other holders of Shares of the same class as the Sale Shares to state in writing by post to or left at the registered office of the Company prior to the expiry of the

Acceptance Period confirming in a formal purchase notice his willingness to purchase any and if so what maximum number of Sale Shares, Only to the extent that all of the Sale Shares are not offered for by such Shareholders within the Acceptance Period shall the Sale Shares be offered to the other Shareholders, who shall then have a further 28 days within which to submit formal purchase notices to the Company.

12.6	Any invitation to purchase Sale Shares shall specify the proportionate entitlement of each Shareholder in relation to other Shareholders then entitled to purchase those Shares. In the case of competition between Shareholders, the Sale Shares shall be offered to the Shareholders accepting the offer in the proportions (as nearly as may be and without increasing the numbers sold to any Shareholder beyond the number applied for by him) that their respective Shareholdings bear to each other at the date of the offer. 12. 7 The Board shall give written notice to the proposing transferor promptly following receipt of each valid purchase notice. If purchase notices are not received in respect of all of the Sale Shares, and if the transfer notice contains a provision confirming that in such circumstances the proposing transferor reserves the right to withdraw the transfer notice, then he may do so in respect of all of the Sale Shares (but not some only) within seven days of receiving the last purchase notice from the Board, whereupon he shall be under no obligation to sell any of the Sale Shares. In all other cases, the proposing transferor shall be bound to transfer the relevant Sale Shares to the respective purchasers of the same on receipt of the sale price in each case.

12.8	The transfer of Sale Shares in each case shall be completed within 30 days after the receipt by the Board of the last purchase notice and at a place and time to be appointed by the Board, at which time payment shall be made in full for the relevant Shares. In case of non-payment within the said 30 day period the proposing transferor may (but shall not be obliged to) withdraw the transfer notice if the right was so reserved or may withdraw the same as regards the Sale Shares for which payment has not been made or shall be entitled (at any time within the following ninety days to transfer the same to any third party willing to pay the required sale price for the same. In the former case any funds received by the proposing transferor shall be returned to the intended transferee(s) and the relevant Shares returned to the proposing transferor.

12.9	if a transfer notice has not been duly withdrawn and to the extent that there remain any Sale Shares not included in purchase notices, the proposing transferor shall have the right thereafter to sell any unsold Sale Shares within a further period of 90 days to any other person or persons approved by a majority of the other Shareholders (excluding the proposing transferor) willing to purchase the same but on terms no more favourable than those offered to the other Shareholders. The other Shareholders’ approval in this respect shall not be unreasonably withheld or delayed.

12.10	If a Shareholder at any time deals or attempts to deal with or dispose of the whole or any of his Shareholding otherwise than in accordance with the foregoing provisions of this clause 12, he shall be deemed to have served a transfer notice in respect of the whole of his Shareholding on the date on which any of the other Shareholders shall first receive actual notice of that attempt. Any Shareholder receiving such notice shall notify the Company in writing immediately and the Company shall notify the Shareholder concerned that a transfer notice shall be deemed to have been served and that the provisions of this Clause 12 shall accordingly apply.

12.10	No Shares shall be transferred to any transferee and no Shares shall be issued to any subscriber unless such transferee or subscriber agrees to enter into a Deed of Adherence agreeing to adhere to the terms of this Agreement as if he or it had been a party hereto from the date of transfer.

13.	Exit

13.1	Acknowledging that the Parties’ intention is to realise their investment in the Company by means of a trade sale or a listing of shares on a recognised stock exchange or equivalent market (“IPO”) within 3 to 5 years following the Effective Date, and in consideration of CMT entering into this Agreement, each of the Private Shareholders hereby grants CMT a call option, exercisable as provided in clause 13.2, to require him to sell in connection with any such trade sale or IPO the whole of his Shareholding on the same terms (pro rata to Shareholdings) as offered for CMT’s Shareholding.

13.2	The options granted pursuant to clause 13.1 shall be exercisable by CMT in each case at any time after the 3rd anniversary of the Effective Date or prior to that date in circumstances where CMT believes in good faith that it would be reasonable and appropriate for the Shareholders to sell the whole of the issued share capital of the Company and then in respect of the whole of the Shareholdings of all Private Shareholders (and not in respect of some of them and/or part only of their Shareholdings) by CMT giving written notice to that effect to the Private Shareholders.

13.3	In any circumstances where it is proposed that a controlling interest in the Company is sold, those Shareholders selling the controlling interest shall procure the making by the proposed transferee of an offer to each other Shareholder to purchase his Shares at the same time, and on the same terms (pro rata to Shareholdings) as that controlling interest. Each Private Shareholder shall on receipt of such offer be bound either to accept or reject it in writing within 28 days (which date shall be specified therein) (and in default of so doing shall be deemed to have rejected the offer). Until such an Offer has been made and completed the Board shall not sanction the making and registration of any transfer of a relevant interest.

13.4	The Private Shareholders each hereby grant CMT a further call option, exercisable on one occasion only by giving written notice to all of the Private Shareholders at any time after the fifth anniversary of the Effective Date enabling CMT to require each of them to sell to CMT the whole (but not part only) of their respective Shareholdings, at a price representing the pro rata value of their respective Shareholdings established, in case of dispute, in accordance with clause 15.

13.5	CMT hereby grants each of the Private Shareholders a put option, exercisable independently of the other Private Shareholders by giving written notice to CMT to that effect on one occasion only at any time after the 3rd anniversary of the Effective Date enabling that Private Shareholder to require CMT to purchase the whole (but not part only) of his Shareholding.

13.6	The price payable for the Shareholdings of the Private Shareholders upon the exercise of options granted by clause 13.4 or 13.5 shall be a pro rata value of the Company, in the case of disagreement decided by the Accountant as provided in clause 15.

13.7	The consideration payable for the Shareholdings of the Private Shareholders (except in circumstances where there is a contemporaneous sale of a controlling interest, when the consideration shall be the same as is paid for that controlling interest) may be paid in cash, loan notes and/or shares/stock in the purchaser, as the parties negotiate in good faith at the relevant time.

13.8	Reference in this clause to the Private Shareholders and/or to their respective Shareholdings shall include any transferee of Shares initially held by them and the relevant Shareholding(s).

14.	Transfers on leaving or ceasing a business association with the Company

14.1	If CKW ceases to be an employee of the Company (or otherwise to have a business association with the Company) for whatever reason other than as an involuntary Good Leaver (as determined in accordance with Clause 15), he shall be deemed to have given a transfer notice on the effective date of termination of his employment or business association with the Company (as the case may be) (“the Termination Date”) in respect of the whole of his Shareholding, in which case the provisions of clause 12 shall apply.

14.2	In the event that CKW’s employment is terminated in circumstances where he is an involuntary Good Leaver, CKW or his personal representatives shall have the right by serving notice either within 6 months of the Termination Date or within 5 years of the Effective Date (if later) to require that the provisions of clause 14.3 apply.

14.3	On the service of notice bringing this clause into operation, but subject always to the provisions of clause 14.4, the provisions of clause 12 shall apply in respect of all Shares then remaining registered in CKW’s name and to the extent that the Company fails within 3 months thereafter to purchase the Shares in question, the remaining Shareholders (unless they agree to acquire between them all of the Shares in question in different proportions) shall be deemed to have given Purchase Notices in respect thereof in the proportions that their respective holdings of Shares of whatever class bear to each other.

14.4	If within the 3 month period referred to in clause 14.3, a majority of the remaining Shareholders gives notice to the Company and to the Leaver that they do not wish to purchase CKW’s Shares and no other Shareholder or Shareholders offer(s) prior to the end of that period to purchase (between them if such be the case) all of his Shares, then CKW or his personal representatives shall have the right within the following 60 days to sell his Shares to any other person willing to purchase the same (but generally on terms no more favourable and specifically at a price per Share no less than that at which those Shares were offered to the remaining Shareholders) but if on the expiry of that 60 day period any of CKW’s Shares then remain unsold, the provisions of Clause 16 shall apply at the request of any Shareholder (including CKW) made within the following 30 days and, whether or not any such request is made, the remaining Shareholders shall then be under no further obligation to purchase CKW’s Shares.

15.	Share valuation and discount

15.1	If the Accountant is requested pursuant to the provisions of this Agreement to certify the value of any Sale Shares, he shall do so, acting as an expert and not as an arbitrator, by establishing the fair value of the Sale Shares as at the Termination Date, on the following assumptions and bases:-

15.1.1	valuing the Sale Shares on an arm’s length sale between willing vendor and willing purchaser;

15.1.2	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so (but taking account of the fact that the proposing transferor may not thereafter be contributing towards the profits of the Company);

15.1.3	taking full account of the rights and restrictions attached to the Sale Shares as provided in the Articles;

15.1.4	valuing the Sale Shares as a rateable proportion of the total value of all the issued Shares of the Company which value shall not be discounted or enhanced by reference to the number of the Sale Shares.

15.2	The Accountant shall send a copy of his certificate of the fair value of the Sale Shares (“the Certified Value”) to the Company and to the Shareholders as soon as practicable after being instructed to carry out that valuation and the Certified Value as stated on his certificate, discounted as provided in clause 15.3, shall be the sale price for those Sale Shares.

15.3	Subject always to any other specific provision in this Agreement, in the case of any transfer of Shares by CKW at whatever time, the Certified Value of the Sale Shares shall be discounted by:-

15.3.1	50% in the event the transfer occurred by reason of CKW being a Bad Leaver;

15.3.2	10% in the event that the transfer occurred by reason of the termination of CKW’s employment in any other circumstances apart from being an involuntary Good Leaver;

15.3.3	nil% in the event that the transfer occurred by reason of CKW being an involuntary Good Leaver.

15.4	For the purpose of this Agreement, CKW shall be regarded as: -

15.4,1	a ‘Bad Leaver’ if in the reasonable opinion of the Board acting in good faith, his employment with the Company is terminated by the Company in circumstances amounting to gross misconduct or material breach of contract or if he voluntarily and in circumstances in which no material criticism could reasonably be levied against the Company gives notice to terminate his employment with the Company at any time prior to the 3rd anniversary of the Effective Date or, if later, the date on which the Project can fairly be regarded as having been completed and the Utility readily marketable;

15.4.2	an ‘involuntary Good Leaver’ if the reason for the termination of his employment is: -

15.4.1.1	death or critical illness;

15.4.1.2	redundancy;

15.4.1.3	constructive dismissal by reason of the conduct of the Company;

15.4.1.4	at the Company’s request in circumstances in which no material criticism could reasonably be levied against him;

15.4.3	a ‘Good Leaver’ in any circumstances other than those described in clauses 15.4.1 and 15.4.2.

15.5	The professional fees of the Accountant in establishing the Certified Value shail be borne by the Company except in circumstances where CKW is a Bad Leaver on the ground of gross misconduct, in which case he shall be responsible for such fees.

15.6	If during the period of 24 months immediately following the transfer of any Shareholder’s Shares (“the Leaver’s Shares”) pursuant to the provisions of clauses 7.4, 13.4 or 14 (but in the case of clause 14 only as an involuntary Good Leaver) the Company is directly or indirectly the subject of a trade sale or an IPO that values the Company in excess of its value at the time the Leaver’s Shares were valued, the other Shareholders will procure that an additional payment is made in respect of the Leaver’s Shares to take account of that incremental increase in value. That additional payment shall be calculated as though the Leaver’s Shares had formed part of the Company’s share capital then sold or the subject of the IPO but after allowing for all fees and expenses incurred in completing that sale or IPO and after taking account of the original payment made in respect of the Leaver’s Shares and shall be a pro rata payment based on :-

15.6,1	100% of the resulting incremental increase if that sale or IPO were completed within 6 months after the transfer date of the Leaver’s Shares;

15.6.2	50% of that increase if that sale or IPO were completed more than 6 months but less than 12 months after that transfer date;

15.6.3	25% of that increase if that sale or IPO were completed more than 12 months but less than 24 months after that transfer date,

if during that 24 month period any further Shares are issued and subscriptions received into the Company, then the provisions of this clause shall be adjusted to reflect the parties’ intention behind this clause, namely that, in the absence of alterations to the Company’s share capital structure, the Leaver’s Shares should receive a fair proportion of such incremental value on the basis set out in this clause.

16.	Sale/winding-up of the Company

16.1	If, pursuant to clause 14.4, the procedures set out in this clause apply, then all Shareholders shall immediately co-operate with each other in seeking to achieve the sale of the Company as a going concern at the best price reasonably obtainable and in this respect those Shareholders who have been actively involved in the management and/or operation of the Company at any time during the period of two years prior to completion of the sale shall give appropriate warranties and indemnities on a joint and several basis in favour of the purchaser and all of the Shareholders (or their personal representatives) shall assume liability for any claims thereunder as between themselves pro rata to their respective rights to receive a share of the proceeds of sale.

16.2	In the event that a share sale in this respect has not been achieved within the period of 6 months (or such longer period as the Shareholders unanimously agree) after the sale of the Company has been required pursuant to clause 14.4, then the Shareholders shall procure that at the earliest practical date thereafter the relevant steps required by law are taken to achieve a voluntary winding-up of the Company and the distribution of surplus assets to the Shareholders.

17.	Severability

17.1	If any provision in this Agreement is found by any Court or other competent authority to be void or unenforceable, it shall be deemed to be deleted from this Agreement and the remaining provisions shall continue to apply. The Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable.

18.	Status

18.1	None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and none of them has authority to bind the others of them in any way except as specifically provided in this Agreement.

19.	Notices

19.1	Any notice or other document to be given hereunder may be hand-delivered or sent by first class recorded delivery post or email or facsimile transmission to the addressee at that party’s address stated in this Agreement or at such other address as that party has subsequently notified to the Company as being his address for the service of notices. Any such notice or document shall be deemed to have been served:-

19.1.1	if personally delivered, at the time of delivery; or

19.1.2	if posted by first class mail, in the ordinary course of such post; or

19.1.3	if sent by e-mail or facsimile transmission or, at the time of receipt unless received after 5 pm. on any day when it shall be deemed to have been served on the next following business day.

19.2	in proving service of any notice it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted as pre paid first class recorded delivery letter or that the facsimile transmission or e-mail was properly addressed and despatched as the case may be.

19.3	Any email transmission shall be confirmed by hard copy sent immediately by first-class mail.

19.4	References in this clause to a particular time are to the local time of the sender.

20	General

20.1	The rights granted by this Agreement are non-assignable other than to a transferee of Shares as authorised under the terms of this Agreement or the Articles.

20.2	The terms of this Agreement, which supersede any Heads of Agreement previously signed between all or some of the Parties, may be amended only by written memorandum signed by or on behalf of each of the Parties that, after signing, shall be attached to the original of this Agreement.

20.3	The Parties shall procure that any new Shareholder shall sign an appropriate deed of adherence binding it to the terms of this Agreement, amended as appropriate to the circumstances in which that person becomes a Shareholder.

20.4	The provisions of this Agreement shall in each case bind the respective personal representatives and estates of the individual parties.

20.5	In the event of any Party failing or otherwise refusing for a period of fourteen days or more to comply with his obligations hereunder then the other Parties (acting by those holding a majority of Shares excluding those held by the defaulting Party) shall be deemed to have been irrevocably appointed the Attorney of the defaulting Party for the purposes of executing all documents necessary to give effect to the terms of this Agreement.

20.6	Where in this Agreement the consent of a Party is required, that consent shall be obtained in writing prior to the act or event for which it is required.

20.7	Where there is any conflict between the terms of this Agreement and the terms of the Company’s Articles of Association, the Parties shall immediately take steps to amend the Articles such that no conflict remains.

21.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales and each of the Parties agrees to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

DULY EXECUTED as a Deed by the Parties on September 2007

EXECUTED as a Deed by

CAPITAL MARKETS TECHNOLOGIES, INC

acting by:

EXECUTED as his Deed by
CRAIG ANDREW KIRKPATRICK-WHITBY in the presence of:

/s/ C. S. Stickels
C. S. Stickels
1 Crispe Close, Rainham, Kent ME8 9RU

EXECUTED as his Deed by DEREK ADLER
in the presence of:

EXECUTED as its Deed by IBASE SOLUTIONS LIMITED
acting by:

/s/ W.H. PETERS
W.H. PETERS
DIRECTOR